United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

November 18, 2015

Date of Report (Date of earliest event reported)

LATTICE INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Delaware	005-34249	22-2011859
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7150 N. Park Drive, Suite 500 Pennsauken, New Jersey	08109
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (856) 910-1166

              N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01     Entry into a Material definitive Agreement

As previously disclosed in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, on November 2, 2015, Lattice Incorporated (“Company” or “we”) entered into agreements (collectively, the “Purchase Agreement”) with Barron Partners LP (“Barron”) pursuant to which the Company agreed to purchase from Barron all of the securities of the Company owned by Barron, namely 2,239,395 shares of the Company’s common stock, 3,589,488 shares of the Company’s Series A Convertible Preferred Stock, 520,000 shares of the Company’s Series C Convertible Preferred Stock, and 590,910 shares of the Company’s Series D Convertible Preferred Stock for $74,466, $461,502, $188,577 and $425,455, respectively. The Company closed on the purchase of all such securities except for the common shares on November 30, 2015, and no further purchases may be made after such date.

The disclosure contained in Items 2.03 and 3.02 is incorporated by reference in this Item 1.01.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, on November 2, 2015, the Company entered into a Loan and Security Agreement (the “Loan Agreement”) with Cantone Asset Management, LLC (“Cantone”), pursuant to which Cantone agreed to loan the Company a gross amount of $580,000, less an original issue discount of $58,000 (the “Loan”), of which $136,800 (plus interest) would be used to pay off an outstanding bridge loan to Cantone. The closing of the transactions contemplated by the Loan Agreement was contingent on the Company raising sufficient funds, when added with the net proceeds of the Loan, to repurchase all of the securities pursuant to the terms of the Barron Agreement. The funds were released from escrow on November 30, 2015 to permit the purchase of the preferred stock from Barron as described in Item 1.01.

The Company is obligated to issue 1,862,500 shares of its common stock to Cantone pursuant to the Loan Agreement, and will pay Cantone a 3% origination fee and a 2% non-accountable expense allowance. The Loan is secured by a first priority security interest in the revenues and proceeds from certain of the Company’s contracts. In connection with the Loan Agreement and the transactions contemplated thereby, the Company issued a promissory note in the aggregate principal amount of $580,000 to Cantone (the “Note”). The Note will not begin to bear interest until February 6, 2015, at which point it will bear interest at a rate of 14% per year. The Note will mature on May 2, 2016. The Note provides for customary events of default, including the failure to pay any amount due under the Note on the applicable due date (subject to a cure period), defaulting on any other indebtedness by the Company, the Company becoming insolvent, or the company filing for voluntary bankruptcy. In the event of a default, the interest rate on the Note would increase to 18% per year and the Company would be obligated to pay 10% of the total amount due as liquidated damages.

Cantone received piggy-back registration rights for the shares issued in connection with the Loan.

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Item 3.02     Unregistered Sales of Equity Securities

As previously disclosed in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, on November 2, 2015 and November 3, 2015, pursuant to the terms of a Securities Purchase Agreement dated November 2, 2015 (the “Placement Agreement”), the Company sold an aggregate of 11,570,000 shares of its common stock under subscription agreements to 15 accredited investors for aggregate gross proceeds of $416,520. Between November 6 and December 3, 2015, the Company sold an additional 9,075,000 shares of its common stock under subscription agreements to 26 accredited investors for additional gross proceeds of $326,700 (an aggregate of $743,220 in gross proceeds). No further purchases may be made under the Placement Agreement.

In connection with the sale of the shares, the Company will pay an aggregate placement agent fee of $30,861 in cash to Boenning & Scattergood, Inc. (“B&S”) and will issue B&S warrants to purchase 514,340 shares of the Company’s common stock at the price of $0.036 per share. The investors were granted piggyback registration rights in connection with the Placement Agreement. The net proceeds of the transaction were used to purchase the securities owned by Barron pursuant to the Purchase Agreement. The securities will be issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, as the transactions will not involve a public offering.

The disclosure contained in Item 2.03 is incorporated by reference in this Item 3.02.

The 1,862,500 shares of the Company’s common stock to be issued to Cantone will be issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, as the transaction did not involve a public offering.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Loan and Security Agreement dated November 2, 2015, between Cantone Asset Management, LLC and the Company
10.2	Promissory Note dated November 2, 2015 made in favor of Cantone Asset Management, LLC
10.3	Agreements with Barron Partners LP dated November 2, 2015
10.4	Subscription Agreement dated November 2, 2015

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated December 16, 2015

LATTICE INCORPORATED

By: /s/ Paul Burgess
Name: Paul Burgess
Title: Chief Executive Officer

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